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                                                                    Exhibit 23.7


                          [Letterhead of Stephens Inc.]


                               September 29, 1998


The Board of Directors
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215

Members of the Board:

         We hereby consent to the inclusion of our opinion letter to the Board of Directors of Corrections Corporation of America ("CCA") as Appendix C to the Joint Proxy Statement-Prospectus of CCA and CCA Prison Realty Trust ("Prison Realty") relating to the proposed merger transaction involving CCA and Prison Realty. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                       Very truly yours,



                                       STEPHENS INC.